                               Amendment No. 2 to
                          Agreement and Plan of Merger

         This Amendment No. 2 dated as of April 6, 2001, is entered into by and among TeamStaff, Inc., a New Jersey corporation with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), TeamSub, Inc. a Georgia corporation and a direct wholly-owned subsidiary of TeamStaff with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamSub") and BrightLane.com, Inc. a Georgia corporation with its principal address at 3650 Mansell Road, Suite 200, Alpharetta, GA 30022 ("BrightLane", TeamStaff, TeamSub are sometimes referred to herein collectively as the "Parties").

                                   WITNESSETH

         WHEREAS, TeamStaff, TeamSub and BrightLane are parties to that certain Agreement and Plan of Merger entered into as of March 6, 2001, as amended by amendment No. 1 dated as of March 26, 2001 ("the Merger Agreement").

         WHEREAS, the Parties have determined it to be in their best interests to clarify and amend certain terms and conditions contained in the Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual terms and conditions contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

         1. The Merger Agreement is hereby amended to provide as follows:

         A. The Parties have determined that it is in their mutual interests that BrightLane purchase from TeamStaff 3,500,000 shares of newly created Series A Preferred Stock for a purchase price of $3,500,000 pursuant to a Stock Purchase Agreement being entered into between BrightLane and TeamStaff on April 6, 2001. The terms of the Series A Preferred Stock created by TeamStaff are set forth on the Certificate of Designation on Exhibit A annexed hereto. The proceeds of the purchase shall be used by TeamStaff to repay Term Loan C under its FINOVA Capital loan facility. As a result of the Series A Preferred Stock transaction, the following Sections of the Merger Agreement (and related Disclosure Schedules of the Parties) are hereby amended to reflect the sale and purchase of the Series A Preferred Shares:

         (I)      Section 3.        TeamStaff Representations and Warranties

                       Section 3.7      Section 3.11      Section 3.18

         (II)     Section 4.  BrightLane Representations and Warranties

                       Section 4.2      Section 4.11      Section 4.18


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

         (III)    Section 5.3 Operation of Business

         2.       Section 10.1 (c) (B)  is hereby amended to read as follows:

                  (B) if the Closing shall not have occurred on or before September 30, 2001, by reason of the failure of any condition precedent under
Section 8.1 hereof (unless the failure results primarily from TeamStaff itself breaching any representation, warranty, or covenant contained in this Agreement) or

         3.       Section 10.1 (d)(B) is hereby amended to read as follows:

                  (B) if the Closing shall not have occurred on or before September 30, 2001, by reason of the failure of any condition precedent under
Section 8.2 hereof (unless the failure results primarily from TeamStaff itself breaching any representation, warranty, or covenant contained in this Agreement) or

         4.       Section 10.(e) is hereby amended to read as follows:

                  (e) TeamStaff may terminate this Agreement in the event that it does not obtain approval of its shareholders for the transactions contemplated herein prior to September 30, 2001; provided, however, TeamStaff shall use reasonable good faith efforts to obtain such approval prior to such date.

         5. Section 10.(f) is hereby amended to read as follows:

                  (f) BrightLane may terminate this Agreement in the event that it does not obtain approval of the holders of each class of BrightLane Capital Stock for the transactions contemplated herein prior to September 30, 2001; provided, however, BrightLane shall use reasonable good faith efforts to obtain such approval prior to such date.

         6. The Parties confirm that each has completed its due diligence of the other in accordance with Section 5.8 and that pursuant to Sections 10.1 and Section 5.8 each party waives all right to terminate the Merger Agreement based upon due diligence related matters.

         7. The definition of BrightLane Material Adverse Effect is hereby amended to read as follows:

                  "BRIGHTLANE MATERIAL ADVERSE CHANGE" means, (i) as reflected on the BrightLane Closing Financial Statements accounts payable and accrued expenses in excess of $600,000; or (ii) BrightLane's cash, restricted cash and cash equivalents as set forth on the BrightLane Closing Financial Statements (the "BrightLane Closing Cash Amount") of less than an amount (the "Target BrightLane Closing Cash Amount") equal to $16,500,000, minus: (A) any amounts paid as fees or expenses incurred after February 1, 2001 related to the transactions contemplated herein provided that such fees and expenses do not exceed the limitations set forth


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

in Section 11.11 below, (B) any amounts made as a loan to TeamStaff, (C) any amounts made as loans to holders of BrightLane options or warrants as contemplated in Section 2.11 hereof (D) the sum of $3,500,000 representing the purchase price of the Series A Preferred Stock plus an additional $425,000 (representing Series A Preferred Stock transaction costs and a related "success" fee) or (E) for each 30 day period that the Closing does not occur commencing July 31, 2001, the sum of $425,000 for usual and ordinary operating costs of BrightLane. The Parties agree that they shall meet (either in person or by telephone conference call) at least monthly commencing on the date hereof until the Closing Date, to review all operating costs of BrightLane for the purpose of containing and/or reducing such operating costs.

         8. Section 2.6(iii) of the Agreement is hereby replaced in its entirety to read as follows:

                  (iii) Effective at the Closing, the directors and officers of TeamStaff (other than the ninth member of the Board of Directors) shall be:


                  Name                      Title                               Class
                  ----                      -----                               -----
                  Karl Dieckmann            Vice Chairman                       Class 3

                  Donald Kappauf            President and Chief Executive       Class 3
                                            Officer, Director

                  David Carroll             Director                            Class 3

                  Donald Kelly              Chief Financial Officer, Vice President
                                            and Secretary

                  T. Stephen Johnson        Chairman of the Board               Class 2

                  Susan Wolken              Director                            Class 2

                  William Marino            Director                            Class 2

                  Martin Delaney            Director                            Class 1

                  First Union 2nd Designee  Director                            Class 1

                  Victor DiGioia            Assistant Secretary



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

         9. All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 2 as of the date first above written.

                                       TEAMSTAFF, INC.


                                       By:________________________________
                                          Donald Kelly
                                          Vice President and  Chief
                                           Financial Officer

TEAMSUB, INC.


By________________________________
  Donald Kelly
  Vice  President and Chief
    Financial Officer


                                       BRIGHTLANE.COM, INC.


                                       By:________________________________
                                          Alan Najjar
                                          Chief Operating Officer


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